UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 28, 2011

PENDRELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2300 Carillon Point Kirkland, Washington		98033
(Address of Principal Executive Offices)		(Zip Code)

(425) 278-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 28, 2011, Pendrell Corporation (the “Company”) and Pendrell Technologies LLC, a Nevada limited liability company that is a wholly-owned subsidiary of the Company (“PTI”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Microsoft Corporation, a Washington corporation (“Microsoft”), Technicolor USA, Inc., a Delaware corporation (“Technicolor”), Time Warner ContentGuard Holdings, Inc., a Delaware corporation (“Time Warner,” and collectively with Microsoft and Technicolor, the “Sellers”), and ContentGuard Holdings, Inc., a Delaware corporation (“CGI”), under which PTI agreed to purchase 90.1% of the outstanding capital stock of CGI from the Sellers. The Company guaranteed PTI’s performance under the Purchase Agreement.

The closing of the transaction is subject to customary closing conditions, the expiration of the thirty-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the execution of certain agreements that describe post-closing rights and obligations of CGI and its continuing stockholders, including a stockholder rights agreement and stockholder voting agreement between and among CGI, PTI and Time Warner, and a tax sharing agreement between the Company and CGI.

Upon satisfaction of the closing conditions, PTI is obligated to pay to the Sellers an aggregate of $90.1 million, subject to closing adjustments based on CGI’s cash at closing. In exchange, PTI will acquire 90.1% of the total outstanding capital stock of CGI, with Time Warner holding the other 9.9%.

Each Seller is a party to a license agreement with CGI that will remain in effect following the closing. In addition, CGI will be a party to the stockholder rights agreement, stockholder voting agreement and tax sharing agreement described above. There are no other continuing agreements between any Seller and CGI, nor are there any existing agreements between any Seller and PTI or the Company.

The Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated September 28, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENDRELL CORPORATION
(Registrant)

	By:	/s/ Timothy M. Dozois
September 29, 2011		Timothy M. Dozois Corporate Counsel and Secretary